                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

    Filed by the registrant /X/
    Filed by a party other than the registrant / /
    Check the appropriate box:
         Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12

                                  UNITED CAPITAL CORPORATION
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

    Payment of filing fee (check the appropriate box):
    /X/  No fee required.
    / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    (4)  Proposed maximum aggregate value of transaction:
    (5)  Total fee paid:
    / /  Fee paid previously with preliminary materials.
    / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1)  Amount Previously Paid:
    (2)  Form, Schedule or Registration Statement no.:
    (3)  Filing Party:
    (4)  Date Filed:

                              UNITED CAPITAL CORP.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 9, 1998

                            ------------------------

To the Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of UNITED CAPITAL CORP., a Delaware corporation (the "Company"), will be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 9, 1998, at 10:00 A.M., Local Time, for the following purposes:

        1. To elect four (4) members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified;

        2. To provide performance criteria for the payment of bonuses to the Chief Executive Officer;

        3. To amend the Company's 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint Plan") and the Company's 1988 Incentive Stock Option Plan (the "Incentive Plan") to approve an increase in the number of authorized shares reserved for issuance pursuant to each of the Joint Plan and the Incentive Plan, from 325,000 shares to 1,325,000 shares, respectively;

        4. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998; and

        5. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on May 5, 1998 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

                                          By Order of the Board of Directors

                                          ANTHONY J. MICELI
                                          SECRETARY

Dated: May 13, 1998

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                              UNITED CAPITAL CORP.
                                  9 PARK PLACE
                           GREAT NECK, NEW YORK 11021

                            ------------------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 9, 1998

                            ------------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to stockholders by the Board of Directors of United Capital Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1998 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 9, 1998, at 10:00 A.M., Local Time, or at any adjournment thereof.

    The principal executive offices of the Company are located at 9 Park Place, Great Neck, New York 11021. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is May 13, 1988.

                       RECORD DATE AND VOTING SECURITIES

    Only stockholders of record at the close of business on May 5, 1998, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournment thereof. As of the close of business on the Record Date, there were 5,202,447 outstanding shares of the Company's common stock, $.10 par value (the "Common Stock"). Each of such shares is entitled to one vote. There was no other class of voting securities of the Company outstanding on that date. All shares of Common Stock have equal voting rights. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                               VOTING OF PROXIES

    Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) to provide performance criteria for the payment of bonuses to the Chief Executive Officer, (iii) for the amendment of the Company's 1988 Joint Incentive and Non-Qualified Stock Option Plan (the "Joint Plan") and 1988 Incentive Stock Option Plan (the "Incentive Plan") to approve an increase in the number of authorized shares reserved for issuance pursuant to each of the Joint Plan and the Incentive Plan, from 325,000 shares to 1,325,000 shares, respectively, (iv) for the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998 and (v) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxies.

    The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented at the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-votes" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

    The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

    The following table sets forth information concerning ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer, and nominee for election as a director and by all directors and executive officers of the Company as a group:

                                                                                   SHARES
                                                                                BENEFICIALLY      PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                                                OWNED         OF CLASS(6)
----------------------------------------------------------------------------  -----------------  -------------
A.F. Petrocelli.............................................................       3,048,651(1)(2)        56.4%
  9 Park Place
  Great Neck, NY 11021

Beverly Petrocelli..........................................................         500,000(2)          9.6%
  c/o 9 Park Place
  Great Neck, NY 11021

Anthony J. Miceli...........................................................          36,300(3)            *
  9 Park Place
  Great Neck, NY 11021

Arnold S. Penner............................................................           3,333(4)            *
  249 East 71st Street
  New York, NY 10021

Howard M. Lorber............................................................          81,833(5)          1.6%
  70 E. Sunrise Highway
  Valley Stream, NY 11581

All executive officers and directors as a group (4 persons).................       3,170,117(1)(3)        58.2%
                                                                                            (4)(5)

------------------------

*   Less than 1%

(1) Mr. Petrocelli owns directly 2,849,524 shares of Common Stock and presently exercisable options or options exercisable within 60 days of the Record Date to purchase 199,127 shares of Common Stock. Does not include shares held by the wife, adult children or the grandchildren of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, adult children and grandchildren.

(2) Beverly Petrocelli is the wife of Mr. Petrocelli. Mr. Petrocelli disclaims beneficial ownership of all shares held by Mrs. Petrocelli. Does not include shares held by the adult children or the grandchildren of Mrs. Petrocelli. Mrs. Petrocelli disclaims beneficial ownership of the shares held by her husband, adult children and grandchildren.

(3) Consists of presently exercisable options or options exercisable within 60 days of the Record Date to purchase 36,300 shares of Common Stock.

(4) Consists of 3,333 shares issuable upon the exercise of options which are exercisable within 60 days of the Record Date.

(5) Includes 36,800 shares owned by the Howard M. Lorber Irrevocable Trust. Mr. Lorber disclaims beneficial ownership of all shares owned by Mr. Lorber's wife and the Howard M. Lorber Irrevocable Trust. Also includes 3,333 shares issuable upon the exercise of options which are exercisable within 60 days of the Record Date.

(6) Includes the shares of Common Stock subject to options which are presently exercisable or exercisable within 60 days after the Record Date held by directors and executive officers as a group for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the executive officers and directors as a group.

                       PROPOSAL I--ELECTION OF DIRECTORS

NOMINEES

    Unless otherwise specified, all Proxies received will be voted in favor of the election of the persons named below as directors of the Company, to serve until the next Annual Meeting of Stockholders of the Company and until their successors shall be duly elected and qualified. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker non-votes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. All nominees are currently directors of the Company. The terms of the current directors expire at the Meeting and when their successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of those nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors. The names of the nominees and certain information concerning them are set forth below:

                                                                                                            FIRST YEAR
NAME                                               PRINCIPAL OCCUPATION                         AGE       BECAME DIRECTOR
------------------------------  ----------------------------------------------------------      ---      -----------------
A.F. Petrocelli...............  Chairman of the Board, President and Chief Executive
                                  Officer of the Company                                            54            1981
Anthony J. Miceli.............  Vice President, Chief Financial Officer and Secretary of
                                  the Company                                                       35            1996
Arnold S. Penner..............  Self-employed real estate investor and broker                       61            1989
Howard M. Lorber..............  Chairman and Chief Executive Officer of Hallman & Lorber
                                  Associates, Inc.                                                  49            1991

    A.F. PETROCELLI has been Chairman of the Board and Chief Executive Officer since December 1987, President of the Company since June 1991 and from June 1983 to March 1989 and a Director of the Company since June 1981. Mr. Petrocelli is a Director of Prime Hospitality Corp., a New York Stock Exchange listed company, a Director of Boyar Value Fund Inc. (a public mutual fund), a Director of Philips International Realty Corp. ("Philips") and a Director of Nathan's Famous Inc. ("Nathan's").

    ANTHONY J. MICELI has been a Director and a Vice President and Chief Financial Officer of the Company since June, 1996 and prior thereto was the Corporate Controller of the Company for more than three years. Mr. Miceli is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the New Jersey Society of Certified Public Accountants.

    ARNOLD S. PENNER has been a Director of the Company since 1989 and has worked for more than the past five years as a private real estate investor and as a self-employed real estate broker in New York. Mr. Penner is also a Director of Philips.

    HOWARD M. LORBER has been a Director of the Company since May 1991. Mr. Lorber has been the Chairman and Chief Executive Officer of Hallman & Lorber Associates, Inc., a consulting and actuarial firm for pension and profit sharing plans, since 1975. He has been a shareholder of Aegis Capital Corp. ("Aegis"), a broker-dealer and a member firm of the National Association of Securities Dealers, since 1984 and is currently a registered representative of Aegis. Mr. Lorber is also President and Chief Operating Officer and a member of the Board of Directors of New Valley Corporation (formerly Western Union Corp.) as well as Chairman of the Board of Directors and Chief Executive Officer of Nathan's. Mr. Lorber is also a member of the Board of Directors of Prime Hospitality Corp., and a Trustee of the Board of Long Island University. Since before 1993, Mr. Lorber has also been a general partner or shareholder of a corporate general partner of various limited partnerships organized to acquire and operate real estate properties.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE
NOMINEES.

MEETINGS

    The Board of Directors held two meetings during the year ended December 31, 1997. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware.

    The Company has a standing Audit Committee and a Compensation and Stock Option Committee whose members are Howard M. Lorber and Arnold S. Penner, the independent, non-employee, directors of the Company. The Audit Committee annually recommends to the Board of Directors independent public accountants to serve as auditors of the Company's books, records and accounts, reviews the scope of the audits performed by such auditors and the audit reports prepared by them, and reviews and monitors the Company's internal accounting procedures. The Compensation and Stock Option Committee, which was formed in December 1993, recommends to the Board of Directors compensation for the Company's key employees and administers the Joint Plan and the Incentive Plan and awards stock options thereunder.

    Directors of the Company who are not officers of the Company are entitled to receive compensation for serving as directors in the amount of $6,000 per annum and $500 per Board meeting and Committee meeting attended.

EXECUTIVE COMPENSATION

    The following table sets forth, for the Company's 1997 fiscal year, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") and the most highly compensated executive officer of the Company other than the CEO who was an executive officer of the Company during the fiscal year ended December 31, 1997 and whose salary and bonus exceeded $100,000 (one individual) with respect to the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG TERM
                                                                       ANNUAL COMPENSATION             COMPENSATION
                                                            -----------------------------------------  -----------
                                                                                      OTHER ANNUAL
                                                                                      COMPENSATION      NUMBER OF
NAME AND PRINCIPAL POSITION                        YEAR     SALARY($)    BONUS($)        ($)(1)          OPTIONS
-----------------------------------------------  ---------  ----------  ----------  -----------------  -----------
A.F. Petrocelli................................       1997  $  650,000  $  700,000         --             222,381
  Chairman of the Board, President and Chief          1996     650,000     700,000         --              --
  Executive Officer                                   1995     650,000     700,000         --              --
Anthony J. Miceli..............................       1997  $  113,731  $  100,000         --              30,000
  Vice President and Chief Financial Officer          1996      99,557      50,000         --              20,000
  (2)                                                 1995      90,088      30,000         --              --


                                                     ALL OTHER
                                                   COMPENSATION
NAME AND PRINCIPAL POSITION                             ($)
-----------------------------------------------  -----------------
A.F. Petrocelli................................         --
  Chairman of the Board, President and Chief            --
  Executive Officer                                     --
Anthony J. Miceli..............................         --
  Vice President and Chief Financial Officer            --
  (2)                                                   --

------------------------

(1) Perquisites and other personal benefits, securities or property to each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's salary and bonus.

(2) Mr. Miceli became Vice President and Chief Financial Officer of the Company in June 1996. Prior thereto, he was the Corporate Controller of the Company.

OPTION GRANTS DURING 1997 FISCAL YEAR

    The following table provides information related to options to purchase Common Stock granted to the CEO and the named executive officer during 1997. The Company currently does not have any plans providing for the grant of stock appreciation rights.

                                                            INDIVIDUAL GRANTS
                                        ----------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                                       % OF TOTAL                                   AT ASSUMED RATES OF STOCK
                                         NUMBER OF       OPTIONS       EXERCISE                       PRICE APPRECIATION FOR
                                        SECURITIES     GRANTED TO       OR BASE                           OPTION TERM(2)
                                        UNDERLYING      EMPLOYEES        PRICE                      --------------------------
NAME                                     OPTION(#)   IN FISCAL YEAR    ($/SH)(1)   EXPIRATION DATE       5%           10%
--------------------------------------  -----------  ---------------  -----------  ---------------  ------------  ------------
A.F. Petrocelli.......................     204,734           68.4      $   17.00   June 18, 2007    $  2,188,854  $  5,546,986
                                            17,647            5.9      $   18.75   June 18, 2002    $     52,002  $    152,270

Anthony J. Miceli.....................      15,000            5.0      $   17.00   June 18, 2007    $    160,368  $    406,404
                                            15,000            5.0      $   18.75   June 18, 2007    $    134,118  $    380,154

------------------------

(1) The option exercise price may be paid in shares of Common Stock owned by the executive, in cash, or a combination of any of the foregoing, as determined by the Stock Option Committee administering the Company's stock option plans. The exercise price is equal to the fair market value of the Common Stock on the date of grant.

(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, non-transferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend upon the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

FISCAL YEAR END OPTION VALUES

    No options were exercised in the Fiscal Year ended December 31, 1997 by the executive officers. The following table provides information related to the number and value of options held by the named executive officers at fiscal year end.

                                                              NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                             OPTIONS AT FY-END (#)          AT FY-END ($)(1)
                                                           --------------------------  ---------------------------
NAME                                                       EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------  -----------  -------------  ------------  -------------
A.F. Petrocelli..........................................     125,000        222,381   $  2,087,500   $ 2,081,738
Anthony J. Miceli........................................      26,300         30,000   $    490,450   $   258,750

------------------------

(1) Based on the closing price of a share of Common Stock on December 31, 1997 of $26.50, as reported on the American Stock Exchange ("AMEX").

EMPLOYEE RETIREMENT PLAN

    The Company, through one of its subsidiaries, has a noncontributory pension plan that covers the executive officers of the Company. The following table discloses estimated annual benefits payable upon retirement in specified compensation and years of service classifications, based on current limits set by the Internal Revenue Code of 1986, as amended.

                     PROJECTED ANNUAL BENEFIT AT RETIREMENT

                                                      YEARS OF SERVICE
                              ----------------------------------------------------------------
SALARY                           10         15         20         25         30         35
----------------------------  ---------  ---------  ---------  ---------  ---------  ---------
$ 20,000....................  $   1,750  $   2,625  $   3,500  $   4,375  $   5,250  $   6,125
  30,000....................      3,250      4,875      6,500      8,125      9,750     11,375
  40,000....................      4,750      7,125      9,500     11,875     14,250     16,625
  50,000....................      6,250      9,375     12,500     15,625     18,750     21,875
  60,000....................      7,750     11,625     15,500     19,375     23,250     27,125
  70,000....................      9,250     13,875     18,500     23,125     27,750     32,375
  80,000....................     10,750     16,125     21,500     26,875     32,250     37,625
  90,000....................     12,250     18,375     24,500     30,625     36,750     42,875
 100,000....................     13,750     20,625     27,500     34,375     41,250     48,125
 150,000....................     21,250     31,875     42,500     53,125     63,750     74,375
 160,000....................     22,750     34,125     45,500     56,875     68,250     79,625

    The Company did not make any contributions for the benefit of executive officers for the year ended December 31, 1997.

    The estimated credited years of service for each of the executive officers named in the Summary Compensation Table is as follows: A.F. Petrocelli ten years and Anthony J. Miceli ten years, respectively.

    Subject to compensation limitations under the Employee Retirement Income Security Act of 1974, as amended, which was $160,000 in 1997, benefits are computed as follows: for each year of credited service after June 30, 1989, the sum of one percent (1%) of annual compensation, as defined, up to $25,000 plus one and one-half percent (1 1/2%) of annual compensation in excess of $25,000.

EMPLOYMENT CONTRACTS

    The Company has an employment contract with Mr. Petrocelli which provides for a base salary of $650,000 per annum plus a bonus as determined by the Board of Directors. In the event of a change of control of the Company as defined in the employment agreement, the Company shall pay Mr. Petrocelli a lump sum severance payment equal to three years salary and purchase outstanding options owned by Mr. Petrocelli. The employment agreement provides for successive one year terms unless either the Company or Mr. Petrocelli gives the other written notice that the employment agreement is terminated.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    A.F. Petrocelli serves on the Compensation Committee of Nathan's of which Mr. Howard Lorber is Chairman of the Board and Chief Executive Officer. Mr. Lorber is a member of the Compensation and Stock Option Committees of the Company. For information relating to transactions involving Messrs., Petrocelli and Lorber and the Company, see "Certain Relationships and Related Transactions."

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

GENERAL

    The Compensation and Stock Option Committee determine the cash and other incentive compensation, if any, to be paid to the Company's executive officers and key employees. Messrs. Lorber and Penner, non-employee directors of the Company, serve as members of the Compensation and Stock Option Committee and are independent and non-employee directors.

COMPENSATION PHILOSOPHY

    The Compensation and Stock Option Committee's executive compensation philosophy is to base management's pay, in part, upon the achievement of the Company's annual and long-term performance goals by (a) setting levels of compensation designed to attract and hold superior executives in a highly competitive business environment, (b) providing incentive compensation that varies directly with the Company's financial performance and the impact of individual initiative and achievement on such financial performance, (c) linking compensation to elements which effect the Company's annual and long-term performance, (d) evaluating the competitiveness of executive compensation programs based upon information drawn from a variety of sources, and (e) establishing salary levels and bonuses intended to be consistent with competitive practice and level of responsibility, with salary increases and bonuses reflecting competitive trends, the overall financial performance of the Company, the performance of the individual executive and the contractual arrangements that may be in effect with the individual executive.

    Section 162(m) of the Internal Revenue Code prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Joint Plan and the Incentive Plan qualifies as "performance-based compensation."

SALARIES

    Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industries. Annual salary adjustments are determined consistent with the Company's compensation policy by evaluating the competitive marketplace, the performance of the Company, the performance of the executive particularly with respect to the ability to manage growth of the Company, the length of the executive's service to the Company and any increased responsibilities assumed by the executive. Mr. Miceli's base salary is determined by the Compensation and Stock Option Committee in consultation with the Chairman of the Board, President and Chief Executive Officer of the Company.

ANNUAL BONUSES

    The Company from time to time considers the payment of bonuses to its executive officers although no formal plan currently exists. Bonuses would be determined based, first, upon the level of achievement by the Company of its strategic and operating goals and, second, upon the level of personal achievement by participants. The achievement of personal goals includes the actual performance of the Company for which the executive officer has responsibility as compared to the planned performance thereof, other individual contributions, the ability to manage and motivate reporting employees and the achievement of assigned projects. Bonuses are determined annually after the close of each fiscal year.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    Mr. Petrocelli's base salary of $650,000 is based upon the terms of his employment agreement and the factors described in the "Salaries" paragraph above. Mr. Petrocelli will receive the same base salary in 1998. Mr. Petrocelli received a bonus in 1998 of $700,000 for services rendered during the 1997 fiscal year. In addition, the Company granted Mr. Petrocelli options to purchase 222,381 shares. The Compensation and Stock Option Committee has recommended that the stockholders approve a performance criteria which requires the Company to achieve at least $50,000,000 in total revenues in order for the Chief Executive Officer to be eligible to receive a bonus. This proposal is designed to qualify bonuses paid to the Chief Executive Officer as "performance based" for purposes of Section 162 of the Internal Revenue Code. See "Proposal II--Performance Criteria for Chief Executive Officer Bonus Compensation." At the Company's 1996 annual meeting of stockholders, the stockholders had approved a performance criteria which requires the Company to achieve at least $70,000,000 in total revenues in order for the Chief Executive Officer to be eligible to receive a bonus. For the fiscal year ended December 31, 1997, this criteria was achieved. Including the approximately $20,000,000 in revenues from Dorne & Margolin Inc., which for financial statement purposes, were reclassified to discontinued operations, revenues for 1997 were approximately $80,000,000.

    Compensation and Stock Option Committee: Arnold S. Penner and Howard M. Lorber.

    COMMON STOCK PERFORMANCE: Set forth below is a graph comparing the total shareholder returns (assuming reinvestment of dividends, if any) of the Company, AMEX and a peer group ("The Peer Group") compiled by the Company consisting of publicly traded companies in industry segments corresponding to those in which the Company competes. The Peer Group, which includes the Company consists of the following companies: Base Ten Systems, Comtech Telecommunications, EDO Corporation, EQK Realty Investments, Keystone Consolidated Industries, Inc., Larizza Industries, Inc. and Pacific Gateway Properties, Inc., and Watkins-Johnson Company.

    The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the end of each year). The graph assumes $100 invested on December 31, 1992, in the Company and each of the other indices.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            UNITED CAP CORP   AMERICAN STOCK EX    PEER GROUP
Dec-92                   100                 100           100
Dec-93                   288              119.52        154.92
Dec-94                   272              108.63        152.84
Dec-95                   220              137.32        201.83
Dec-96                   280               146.1        155.62
Dec-97                   848              171.48        202.02
                                                                                       total
                                                                                shareholders
                                         dollars
                                                                                               year ends

               TOTAL RETURN TO SHAREHOLDERS REINVESTED DIVIDENDS

                                  INDEXED RETURNS
                                  Years Ending

                                                             BASE
                                                            PERIOD
COMPANY NAME/INDEX                                          DEC 92      DEC 93     DEC 94     DEC 95     DEC 96     DEC 97
--------------------------------------------------------  -----------  ---------  ---------  ---------  ---------  ---------
United Capital Corp.....................................         100      288.00     272.00     220.00     280.00     848.00
American Stock Exchange.................................         100      119.52     108.63     137.32     146.10     171.48
Peer Group..............................................         100      154.92     152.84     201.83     155.62     202.02

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following sets forth the transactions involving the Company and its subsidiaries and its executive officers and/or Directors from January 1, 1997. Specific descriptions of these transactions are provided below.

    In September 1996, the Company purchased a 50% interest in a limited partnership that owns and operates a hotel in Miami Beach, Florida. Through December 31, 1997, the Company has invested approximately $1,168,000 for its equity interest. In September 1996, the Company participated in a $2.5 million loan transaction to the limited partnership secured by a mortgage lien against the property. The Company advanced approximately $682,500 in connection with this note. The remaining amounts were advanced by the following: A.F. Petrocelli, $250,000; Beverly Petrocelli, $1 million; an officer of the Company, $100,000; and the balance by unrelated parties. All amounts invested in and advanced to the partnership by the Company have been classified as investments in and advances to affiliates and are included in other assets in the consolidated financial statements. The note bears interest at 14% per annum payable monthly and the participants also received a commitment fee of 4%. This note matured in September 1997 and was extended in accordance with original terms of the note, for one year, in consideration of a 4% commitment fee. A.F. Petrocelli disclaims beneficial interest of the participation interest held by Beverly Petrocelli.

    In 1996 and 1997, in order to effectively manage the cost to the Company of the remediation efforts at Metex Corporation ("Metex"), a wholly-owned subsidiary of the Company, and its two New Jersey facilities, the Company sold, in total, approximately a 4% interest for $40,000 in a subsidiary that manages the Company's environmental remediation efforts to Anthony J. Miceli, an officer and Director of the Company, and other employees, as well as an interest to the Company's environmental consulting company. These shares contain certain restrictions on transfer and, under certain circumstances, are redeemable at the net book value of the subsidiary.

    The Company's two hotel properties are managed by a publicly traded company for which A.F. Petrocelli and Howard M. Lorber are directors. Fees paid for the management of these properties is based upon a percentage of revenue and was approximately $143,000 for 1997.

    In March 1997, the Company completed a $73,250,000 sales/leaseback transaction with Kmart Corporation for two of its distribution centers located in Brighton, Colorado and Greensboro, North Carolina. Kmart will lease these facilities for a minimum of 25 years. These sites encompass over 2.7 million square feet and service approximately 300 Kmart stores. The Company has taken a 50% equity interest in this transaction. Also participating in this transaction were Beverly Petrocelli, Arnold Penner and Howard M. Lorber who, along with an unrelated party, have taken approximately an 8% interest in this transaction. A.F. Petrocelli disclaims beneficial ownership of the participation interest held by Beverly Petrocelli.

    During 1997 the Company advanced, in the aggregate, $398,000 to A.F. Petrocelli and $375,000 to Mr. Miceli. These advances bore interest at the Company's borrowing rate under its revolving credit facility. All amounts advanced have been repaid together with accrued interest thereon.

    The Company has Indemnity Agreements with certain directors (individually, each an "Indemnitee"), indemnifying each Indemnitee against the various legal risks and potential liabilities to which such individuals are subject due to their position with the Company, in order to induce and encourage highly experienced and capable persons such as the Indemnitees to continue to serve as directors of the Company.

            PROPOSAL II--CRITERIA FOR CHIEF EXECUTIVE OFFICER BONUS
                            COMPENSATION PERFORMANCE

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company's Compensation and Stock Option Committee has structured a formula, subject to stockholder approval, by which it believes all future bonuses payable to its Chief Executive Officer are in a manner that complies with the new statute. Under this formula, all bonuses to be paid to the Chief Executive Officer will be based on the total revenues of the Company. The Chief Executive Officer currently receives a base salary of $650,000 pursuant to the terms of his employment contract. In any year that the total revenues of the Company exceeds $50,000,000 the Chief Executive Officer will be entitled to receive a bonus. The revenue criteria will be adjusted in the next four years by increases in the Consumer Price Index. The Compensation and Stock Option Committee will certify that the performance goals have been satisfied before payment of the bonus. At the Company's 1996 annual meeting of stockholders the stockholders approved a proposal which provided that in any year that total revenues of the Company exceeded $70,000,000, the Chief Executive Officer would be entitled to receive a bonus of $700,000. The Company believes that the new criteria is necessitated by the sale of Dorne & Margolin, Inc. which contributed approximately $20,000,000 in revenues for the fiscal year ended December 31, 1997. For financial statement purposes, Dorne & Margolin's revenues were reclassified to discontinued operations.

    The Board of Directors and the Compensation and Stock Option Committee recommend that stockholders vote in favor of this proposal. The Board of Directors and the Compensation and Stock Option Committee believe that the Chief Executive Officer of the Company should be awarded for the growth of the Company. The Board of Directors and the Compensation and Stock Option Committee believe that if the Company were to meet the established target it would demonstrate the value that the Chief Executive Officer provides to the Company, particularly since several of the Company's core businesses are in industries which have had little or no growth over the last few years. The Board of Directors and the Compensation and Stock Option Committee expect these trends to continue for the foreseeable future, and consequently they believe that the bonus to the Chief Executive Officer should be awarded if the Company meets the prescribed revenue targets. The Company and the Compensation and Stock Option Committee will continue to review the performance goal to assess the desirability of further revisions as the final regulations to Section 162(m) are issued, the Internal Revenue Service begins to issue interpretations, and competitive practices begin to emerge.

RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO PROVIDE CRITERIA FOR THE COMPENSATION PAYABLE TO THE CHIEF EXECUTIVE OFFICER.

               PROPOSAL III--APPROVAL OF AMENDMENTS TO 1988 JOINT
             INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN AND THE
                        1988 INCENTIVE STOCK OPTION PLAN

    The Board of Directors of the Company has unanimously approved for submission to a vote of the stockholders a proposal to amend the Joint Plan and the Incentive Plan to increase the number of shares reserved for issuance pursuant to the exercise of options granted under each of such plans from 325,000 shares of Common Stock to 1,325,000 shares of Common Stock (the "Amendments"). The purpose of the Joint Plan and the Incentive Plan is to attract and retain the best available employee talent and encourage the highest levels of employee performance in order to continue to serve the best interests of the Company and its stockholders. The granting of options serves as partial consideration for and gives employees an additional inducement to remain in the service of the Company and provides them with an increased incentive to work towards the Company's success. Each option granted pursuant to the Joint Plan and the Incentive Plan shall be designated at the time of grant as either an "incentive stock option" or as a "non-qualified stock option." Approximately 320 employees are eligible to participate under the Joint Plan and Incentive Plan.

    The Board of Directors believes it is in the Company's and its stockholders' best interests to approve the Amendments because they should allow the Company to continue to grant options under the Joint Plan and the Incentive Plan which facilitates the benefits of the additional incentive inherent in the ownership of Common Stock by key employees of the Company and its subsidiaries and helps the Company retain the services of key employees.

    The Joint Plan and the Incentive Plan, as proposed to be amended, would each authorize the issuance of a maximum of 1,325,000 shares of Common Stock pursuant to the exercise of options granted thereunder. As of the date hereof, stock options to purchase 325,000 shares of Common Stock, at exercise prices ranging from $5.00 to $18.75 per share have been granted under each of the Joint Plan and the Incentive Plan, respectively. Since the enactment of the Joint Plan and the Incentive Plan, Messrs. Petrocelli and Miceli have been awarded options to purchase an aggregate of 372,381 shares and 56,300 shares, respectively. All other employees as a group have been awarded options to purchase 201,319 shares under the Joint Plan and the Incentive Plan, and all non-executive officer Directors as a group have been awarded options to purchase an aggregate of 20,000 shares under the Joint Plan. As of the date hereof, stock options to purchase 262,130 and 216,751 shares were outstanding under the Joint Plan and the Incentive Plan, respectively. Options to purchase 3,350 and 3,350 shares of Common Stock were exercised by non-executive officers in 1997 and in 1998 through the date hereof under the Joint Plan and the Incentive Plan, respectively.

    During the last completed fiscal year, options to purchase shares of Common Stock have been granted pursuant to the Joint Plan or the Incentive Plan to (i) Mr. Petrocelli and Mr. Miceli, (ii) all Non Executive Officer Directors as a group and (iii) all employees, including all current officers who are not executive officers, as a group, as follows:

                                                                                                NUMBER OF OPTIONS
NAME AND POSITION                                                                                  (#)(1)(2)(3)
----------------------------------------------------------------------------------------------  ------------------
A.F. Petrocelli...............................................................................         222,381
Anthony J. Miceli.............................................................................          30,000
Executive Group...............................................................................         252,381
Non Executive Officer Directors as a Group....................................................          20,000
Non-Executive Officer Employee Group..........................................................          47,000

------------------------

(1) On December 31, 1997, the last reported sales price of the Company's Common Stock as reported on AMEX was $26.50 per share.

(2) Information contained in this table is duplicative of information contained in "Executive Compensation" and does not signify additional grants of options to purchase shares of Common Stock.

(3) Options were granted on June 19, 1997 and have an exercise price of either $17.00 or $18.75 per share.

ADMINISTRATION OF THE PLAN

    The Joint Plan and the Incentive Plan are administered by the Stock Option Committee, which determines to whom among those eligible, and the time or times at which options will be granted, the number of shares to be subject to options, the duration of options, any conditions to the exercise of options, and the manner in and price at which options may be exercised. In making such determinations, the Stock Option Committee may take into account the nature and period of service of eligible employees, their level of compensation, their past, present and potential contributions to the Company and such other factors as the Stock Option Committee in its discretion deems relevant.

    The Stock Option Committee is authorized to amend, suspend or terminate the Joint Plan or the Incentive Plan, except that it is not authorized without stockholder approval (except with regard to adjustments resulting from changes in capitalization) to (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the Joint Plan or the Incentive Plan; (ii) materially increase the benefits accruing to participants; or (iii) materially change the eligibility requirements for participation.

OPTION PRICE

    The exercise price of each option is determined by the Stock Option Committee, but may not be less than 100% of the fair market value of the shares of Common Stock covered by the option on the date the option is granted. If an incentive stock option is to be granted to an employee who owns over 10% of the total combined voting power of all classes of the Company's stock, then the exercise price may not be less than 110% of the fair market value of the Common Stock covered by the option on the date the option is granted.

TERMS OF OPTIONS

    The Stock Option Committee shall, in its discretion, fix the term of each option, provided that the maximum term of each option shall be 10 years. Incentive stock options granted to an employee who owns over 10% of the total combined voting power of all classes of stock of the Company shall expire not more than five years after the date of grant. The Joint Plan and the Incentive Plan provide for the earlier expiration of options of a participant in the event of certain terminations of employment.

REGISTRATION OF SHARES

    The Company intends to file a registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock issuable pursuant to the Amendments to the Joint Plan and the Incentive Plan subsequent to the Amendments' approval by the Company's stockholders. The Company previously filed a Registration Statement covering an aggregate of 650,000 shares issuable upon the exercise of options granted under the Incentive Plan and the Joint Plan.

REQUIRED VOTE

    The affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, in person or by proxy and entitled to vote, is required for approval of the Amendments to the Joint Plan and the Incentive Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE AMENDMENTS TO THE JOINT PLAN AND THE INCENTIVE PLAN. BROKER NON-VOTES AND PROXIES MARKED "ABSTAIN" WITH RESPECT TO THIS PROPOSAL WILL BE COUNTED TOWARDS A QUORUM. ABSTENTIONS WILL BE COUNTED AS A VOTE AGAINST THIS PROPOSAL AND BROKER NON-VOTES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER THIS PROPOSAL HAS BEEN APPROVED.

                  PROPOSAL IV--RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

    The Board of Directors appointed Arthur Andersen LLP, certified public accountants, as the Company's independent auditors for the year ending December 31, 1998. Although the selection of auditors does not require ratification, the Board of Directors has directed that the appointment of Arthur Andersen LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors will consider the appointment of other certified public accountants. The approval of the proposal to ratify the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required shareholder vote.

    The Company's auditors for the year ended December 31, 1997 were Arthur Andersen LLP.

RECOMMENDATION

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.

                                 ANNUAL REPORT

    All stockholders of record as of the Record Date, have been sent, or are concurrently herewith being sent, a copy of the Company's 1997 Annual Report for the year ended December 31, 1997, which contains certified consolidated financial statements of the Company and its subsidiaries for the year ended December 31, 1997.

    ANY STOCKHOLDER OF THE COMPANY MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 (WITHOUT EXHIBITS), AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO ANTHONY J. MICELI, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY AT UNITED CAPITAL CORP., 9 PARK PLACE, GREAT NECK, NEW YORK 11021.

                             STOCKHOLDER PROPOSALS

    In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than January 9, 1999.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Meeting. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

                                          Anthony J. Miceli
                                          SECRETARY

May 13, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              UNITED CAPITAL CORP.

                    PROXY -- ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 9, 1998

    The undersigned, a stockholder of United Capital Corp., a Delaware corporation (the "Company"), does hereby appoint A.F. Petrocelli and Anthony J. Miceli, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 9 Park Place, Great Neck, New York 11021, on June 9, 1998, at 10:00 A.M., Local Time, or at any adjournment or adjournments thereof.

    The undersigned hereby instructs said proxies or their substitutes:

    1.  ELECTION OF DIRECTORS:

        / / For all the nominees listed below (except as marked to the contrary below).

          Howard M. Lorber, Anthony J. Miceli, Arnold S. Penner, A.F. Petrocelli

        / / Withhold Authority
    -----------------

    2. To approve the proposal to provide performance criteria for the payment of bonuses to the Chief Executive Officer.

                        FOR / /         AGAINST / /         ABSTAIN / /

    3. To amend the 1988 joint incentive and non-qualified stock option plan and the 1988 incentive stock option plan:

                        FOR / /         AGAINST / /         ABSTAIN / /

    4.  Ratification of appointment of auditors:

                        FOR / /         AGAINST / /         ABSTAIN / /

    5.  Discretionary authority

    THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT DIRECTORS, APPROVE THE PERFORMANCE CRITERIA, AMEND THE 1998 JOINT INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN AND THE 1998 INCENTIVE STOCK OPTION PLAN AND TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                                                The undersigned hereby revokes
                                            any proxy or proxies heretofore
                                            given, and ratifies and confirms
                                            that all the proxies appointed
                                            hereby, or any of them, or their
                                            substitutes, may lawfully do or
                                            cause to be done by virtue hereof.
                                            The undersigned hereby acknowledges
                                            receipt of a copy of the Notice of
                                            Annual Meeting and Proxy Statement,
                                            both dated May 11, 1998, and a copy
                                            of either the Company's Annual
                                            Report or Annual Report on Form 10-K
                                            for the year ended December 31,
                                            1997.

                                            Dated _________________________ 1998
                                            _____________________________ (L.S.)